Exhibit 7 (c) 1


[ERNST & YOUNG LLP LETTERHEAD]
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March 31, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549


We have read Item 5 of Form 8K-A dated March 31, 1997 of Wolohan Lumber Co. and are in agreement with the statements contained in the third and fourth paragraphs, and the first sentence of the fifth paragraph on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.





                                               /s/Ernst & Young LLP